Putnam Master Intermediate Income Trust

Results of June 14, 2001 shareholder meeting
(Unaudited)



	An annual meeting of shareholders of the fund was held on June 14, 2001. At the meeting, each of the nominees for Trustees was elected, as follows:

						 Votes
				   Votes for	withheld
	Jameson Adkins Baxter   92,030,321    		3,057,267
	J. A. Hill		92,043,276		3,044,312
	Ronald J. Jackson	92,040,207		3,047,381
	Paul L. Joskow		92,039,989		3,047,599
	Elizabeth T. Kennan	91,993,193		3,094,395
	Lawrence J. Lasser	92,038,673		3,048,915
	John H. Mullin III	92,029,320		3,058,268
	R. E. Patterson		92,066,227		3,021,361
	George Putnam, III	92,025,494		3,062,094
	A.J.C. Smith		91,979,894		3,107,694
	W. Thomas Stephens	92,026,404 		3,061,184
	W. Nicholas Thorndike	91,943,693		3,143,895

A proposal to convert your fund from closed end to open end status and authorize certain related amendments to the Agreement and Declaration of Trust was defeated as follows: 9,185,005 votes for, and 36,532,101 votes against, with 49,370,482 abstentions and broker non-votes.

	All tabulations are rounded to nearest whole number.